Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 2 to Form S-1 Registration Statement of Veea, Inc. filed under the Securities Act of 1933, as amended, of our report dated April 15, 2025, with respect to our audits of the consolidated financial statements of Veea Inc. and Subsidiaries as of December 31, 2024 and 2023, and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, NY

August 12, 2025

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PKF O’CONNOR DAVIES, LLP
245 Park Avenue, New York, NY 10167 | Tel: 212.867.8000 or 212.286.2600 | Fax: 212.286.4080 | www.pkfod.com

PKF O’Connor Davies, LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.